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                                                                       EXHIBIT 2

                                   AGREEMENT


     THIS AGREEMENT, made this 6th day of February, 1997, by and between MECHANICAL DYNAMICS, INC., a Michigan corporation, with its principal place of business located at 2301 Commonwealth Blvd., Ann Arbor, Michigan 48105 ("MDI"), and INFORMATION SERVICES INTERNATIONAL - DENTSU, LTD., a corporation organized under the laws of Japan, with its principal place of business located at 4-11-10, Nakano, Nakano-Ku, Tokyo, 164, Japan
("ISI-D").


                                    RECITALS

     WHEREAS, MDI is engaged in the development and licensing of computer software products for mechanical systems simulation (the "MDI Software"); and

     WHEREAS, ISI-D has, for some time, been the sole distributor of MDI Software in Japan pursuant to a separate agreement between the parties (the "Distributorship Agreement"); and

     WHEREAS, MDI has recently formed a wholly owned subsidiary, Mechanical Dynamics Japan K.K. (the "Company"), for the purpose of providing engineering consulting services in conjunction with MDI Software to customers located in Japan and to augment and further leverage the licensing of MDI Software in Japan; and

     WHEREAS, ISI-D has indicated its desire to invest in the Company and become a shareholder and to work closely with MDI in furthering the purposes and activities of the Company in Japan and MDI desires and agrees to such investment and participation by ISI-D.

     NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein, the parties hereto agree as follows:

     1. RECITALS.

     The foregoing recitals are incorporated herein by reference and made a part hereof.


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     2. THE COMPANY.

     (a) The Company was formed February 5, 1997, pursuant to Articles of Incorporation, a true copy of which is attached hereto as Exhibit I (the "Articles").

     (b) Pursuant to the Articles, the Company is authorized to issue and sell 4,000 shares of common stock, par value Y.50,000. At or prior to Closing (as hereinafter defined), MDI has or will purchase and pay Y.112,200,000 for 2,244 fully paid and non-assessable shares of the Company's common stock (the "MDI Shares").

     (c) Pursuant to the Articles, all shareholders of the Company (the "Shareholders") have pre-emptive rights to purchase shares of the Company's common stock ("Shares") to prevent forced dilution. MDI hereby agrees that the Articles will not be amended to modify or delete such preemptive rights without the written consent of all other Shareholders of the Company.

     (d) As presently constituted, the Board of Directors of the Company consists of three (3) members. The current members of the Board of Directors are Ray Gaynor, Tony Spagnuolo and Hiromasa Kita, with Messrs. Kita and Spagnuolo being "representative" directors. Immediately following Closing, Mr. Kita will resign as a Director of the Company and MDI will cause a person selected by ISI-D to be elected to the Company's Board of Directors as his replacement and designated a "representative" director. All Directors will serve without compensation, except that each Director will be reimbursed by the Company for all expenses incurred in connection with his activities as a Director of the Company.

     (e) The Board of Directors of the Company will adopt a resolution providing that an annual Operating Budget for the Company must be approved each year by its Board of Directors.

     (f) The Articles do not require the payment of dividends in any year and provide that dividends will be paid only upon authorization of the Company's Board of Directors.

     3. INVESTMENT BY ISI-D.

     MDI hereby agrees to cause the Company to sell to ISI-D and ISI-D hereby agrees to purchase from the Company 1,156 Shares of the Company's common stock (the "ISI-D Shares") for a purchase price of Y.57,800,000 (the "Purchase Price"). Upon payment of the Purchase Price at Closing, the ISI-D Shares will be fully paid


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and nonassessable and will represent 34% of the total 3,400 of Company Shares issued and outstanding at such date.

     4. FURTHER INVESTMENT.

     Neither MDI nor ISI-D shall have any obligation to provide additional funding to the Company by way of purchase of additional Shares or loans.

     5. STAFFING.

     MDI and ISI-D hereby agree that for the period ending December 31, 1998, and thereafter, for such additional period as the parties may agree, each party will provide employees to staff and operate the Company. MDI and ISI-D agree to enter into a separate agreement which will specify the number of employees to be provided to the Company by each party, the duties of such employees, the method for compensating such employees, provisions for changing and/or rotating employees and will include such additional provisions relating to the staffing of the Company as the parties may agree.

     6. CLOSING.

     The closing of the purchase of the ISI-D Shares shall be held at the offices of the Company's attorneys, Messrs. Blakemore & Mitsuki, at 1st Akiyma Bldg., 3-22, Toranomon 2-Chome, Minato-ku, Tokyo 105, Japan, on or before Monday, March 31, 1997 (the "Closing"). At the Closing, in exchange for delivery of the Purchase Price to the Company in immediately available funds, the Company will issue to ISI-D a stock certificate representing 1,150 Shares of the Company's fully paid and nonassessable common stock.

     7. ISI-D REPRESENTATION ON THE COMPANY'S BOARD OF DIRECTORS.

     MDI and ISI-D hereby agree that ISI-D shall be entitled to (a) one (1) representative on the Company's Board of Directors when the total number of members of said Board is three (3) or four (4) directors and (b) two (2) representatives on the Board of Directors when the total number of members of said Board is five (5) or six (6). MDI agrees that the total number of Board members of the Company will not be increased beyond six (6) without the consent of ISI-D. Pursuant to this Agreement, MDI hereby irrevocably agrees that so long as ISI-D owns the ISI-D Shares, MDI will vote the MDI Shares to elect one
(1) or two (2) representatives selected by ISI-D to the Company's Board of Directors, as the case may be, in accordance with the agreement contained in this Section 7.

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     8. RESTRICTION ON SALE OR TRANSFER OF COMPANY SHARES.

     No Share of the Company's common stock owned by MDI or ISI-D or any other Shareholder shall be sold, assigned, conveyed, pledged, encumbered or otherwise transferred in any manner whatsoever to any person, partnership, corporation or other entity without the prior written consent of all other Shareholders, except as specifically permitted in this Agreement. Any attempted sale, assignment, conveyance, pledge, encumbrance or transfer in violation of this Agreement shall be void. It is understood and agreed that the stock certificates representing the MDI Shares, the ISI-D Shares and any other Shares hereafter issued and sold by the Company, shall contain the following restrictive legend:

      "THE SALE, ASSIGNMENT, CONVEYANCE, PLEDGE, ENCUMBRANCE OR TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS RESTRICTED BY THE TERMS OF A CERTAIN SHAREHOLDER AGREEMENT, DATED FEBRUARY 6, 1997, A COPY OF WHICH IS AVAILABLE FOR INSPECTION DURING REGULAR BUSINESS HOURS AT THE OFFICE OF THE COMPANY AND SUCH SHARES SHALL NOT BE SOLD, ASSIGNED, CONVEYED, ENCUMBERED OR TRANSFERRED, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH AGREEMENT."

      9. VOLUNTARY SALE OF SHARES.

     In the event that any Shareholder desires to sell the Shares which it owns, it shall first offer, in writing, all (but not less than all) Shares that it owns for sale to the other Shareholder(s), pro rata, and the other Shareholder(s) shall have the option to purchase such Shares at the price determined pursuant to Section 12(a) of this Agreement and upon the terms specified in Section 13 of this Agreement. The other Shareholder(s) shall have sixty (60) days from the date of such offer within which to consummate the purchase of said Shares. If any Shareholder elects not to purchase its pro rata number of Shares, such Shares shall be offered to the remaining Shareholder(s) at the same price and terms for an additional thirty (30) day period. If any of such Shares so offered remain unpurchased at the end of said sixty (60) days plus the additional thirty (30) day period, if applicable, then the remaining Shares may be conveyed to any person free of the restrictions of this Agreement at anytime thereafter.

     10. REQUIRED OFFER BY ISI-D.

     In the event that (a) the Distributorship Agreement is terminated by either party and not renewed or extended within





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ninety (90) days following the date of termination (the "Last Renewal Date")
or (b) ISI-D begins distributing and/or marketing in Japan any Competitive Software Product (as hereinafter defined) (the "Competition Date"), then
ISI-D shall be deemed to have offered on the Last Renewal Date or the Competition Date, as the case may be, the ISI-D Shares for sale to MDI at the price determined under Section 12(a) hereof and upon the terms specified in
Section 13 hereof. MDI shall have ninety (90) days from the date of such offer within which to consummate the purchase of said ISI-D Shares. If MDI fails to purchase such Shares within said ninety (90) day period, then ISI-D shall continue as a Shareholder of the Company and the ISI-D Shares shall continue to be subject to all of the terms and provisions of this Agreement. For purposes of this Section 10, the term "Competitive Software Product" shall mean any software program which is similar to and competitive with the MDI Software and which performs non-linear multi-body systems analysis (sometimes referred to as kinematic mechanisms analysis), including without limitation, DADS software, but excluding SDRC's GEOMOD and Concept Solid Kinematics software. In the event that Section 3.6(c) of the Distributorship Agreement becomes void, then clause (b) above and all references to the "Competition Date" in this
Section 10 shall automatically be stricken from this Agreement. MDI and ISI-D agree that the Company shall not be deemed a "distributor" of MDI Software for purposes of the Distributorship Agreement even though the Company may arrange licenses for MDI Software products to be entered into directly by MDI with selected customers in Japan specifically requesting such assistance.

     11. MDI OPTION TO PURCHASE ISI-D SHARES.

     In the event that a "deadlock" arises between MDI and ISI-D as the result of a failure to achieve two-thirds (2/3rds) Shareholder approval of any proposal put to a vote of the Shareholders where such super majority approval is required under Japanese law, then MDI shall have the option thereafter within sixty (60) days, exercisable by written notice to ISI-D, to purchase all, but not less than all, of the ISI-D Shares at the price determined pursuant to Section 12(b) hereof, and upon the terms specified in Section 13 hereof; provided, that the purchase of the ISI-D Shares must be consummated within sixty (60) days from the date that MDI delivers notice of its exercise of this option to ISI-D. Failure to exercise this option shall not void this Section which shall remain in effect with respect to any subsequent "deadlock".

     12. PURCHASE PRICE OF SHARES.




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     (a) For purposes of Sections 9 and 10 of this Agreement, the purchase price ("Price") for the Shares to be purchased shall be the greater of 57,800,000 Yen (if the ISI-D Shares are being sold or 112,200,000 Yen if the MDI Shares are being sold) or the price calculated by application of the following formula:

      (i)  First calculate the price per Share as

           1.0 times Total Service Revenue (see * below)
                                  divided by
                  Total Company Shares Outstanding
                                       =
                                Price Per Share

              *    Where "Total Service Revenue" means the
                   Company's total revenues generated from
                   consulting service activities for its most recent calendar year.


     (ii)  Then calculate the Price as:

                                Price Per Share
                                       X
                        Number of Shares to be Purchased

     (b) For purposes of Section 11 of this Agreement, the Price for the Shares to be purchased shall be the greater of Y.57,800,000 or the price calculated by application of the following formula:

     (i) First calculate the price per Share as

         1.5 times Total Service Revenue (see * below)
                                  divided by
                       Total Company Shares Outstanding
                                       =
                                Price Per Share

              *    Where "Total Service Revenue" means the
                   Company's total revenues generated from
                   consulting service activities for the twelve-month period ended on the last day of the month immediately preceding the month in which notice of its election to exercise the option is given by MDI.


    (ii) Then calculate the Price as:

                                Price Per Share




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                                       X
                        Number of Shares to be Purchased

     (c) Appropriate adjustment in the Price shall be made for any stock dividend, stock split or recapitalization by the Company.

     13. TERMS OF PAYMENT OF PURCHASE PRICE.

     (a) For purposes of Sections 9, 10 and 11 of this Agreement, the "terms" of payment of the Price of the Shares shall be cash at closing.

     (b) The certificate(s) representing the Shares being purchased, duly endorsed in blank, shall be delivered at closing against the payment of the Price in immediately available funds.

     14. SHARES ISSUED SUBSEQUENT TO THE DATE OF THIS AGREEMENT.

     All Shares issued and sold by the Company subsequent to the date of this Agreement, whether to a present Shareholder(s) or to a new Shareholder(s), shall be and remain subject to the restrictions of this Agreement. Furthermore, the parties agree that the Company shall not sell or issue Shares to any person or company not now a Shareholder, unless such person or company executes an acceptance of the terms and provisions of this Agreement.

     15. TERMINATION OF AGREEMENT.

     (a) This Agreement shall terminate upon the occurrence of any of the following events:

            (i)  Cessation of the Company's business;
           (ii) Bankruptcy, receivership or dissolution of the Company;
          (iii) Whenever there in only one (1) surviving Shareholder bound by the terms of this Agreement;
                 or
           (iv) The voluntary agreement of all parties then bound by the terms of this Agreement.

     (b) Upon termination of this Agreement, each Shareholder shall surrender to the Company the certificate(s) for its Shares and the Company shall issue to it in lieu thereof a new certificate(s) for an equal number of Shares without the legend required by the provisions of Section 8 hereof.

     16. NOTICE.




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     Any notice required to be given under the terms of this Agreement shall be deemed to be validly given when hand delivered or when mailed postage prepaid, addressed to a party hereto at its address as set forth herein.

     17. MISCELLANEOUS.

     (a) This Agreement may not be amended or modified except by written agreement signed by all of the parties hereto.

     (b) This Agreement shall be governed by and construed under and in accordance with the laws of Japan.

     (c) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.



MECHANICAL DYNAMICS, INC.                  INFORMATION SERVICES
                                           INTERNATIONAL - DENTSU, LTD.


By:  /s/Michael E. Korybalski              By:  /s/Ken Ichiriki
     -----------------------------              ----------------------------


Name:  Michael E. Korybalski               Name:  Ken Ichiriki


Title:  President                          Title:  President


Date:  February 6, 1997                    Date:  April 7, 1997





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